     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2001
     --------------------------------------------------------------------
                                               REGISTRATION NO. 333-



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          __________________________

                          J. C. PENNEY COMPANY, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                           13-5583779
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               6501 Legacy Drive
                           Plano, Texas  75024-3698
          (Address of principal executive offices,including zip code)

                          J. C. PENNEY COMPANY, INC.
                         2001 EQUITY COMPENSATION PLAN
                           (Full title of the plan)

                            CHARLES R. LOTTER, ESQ.
            Executive Vice President, Secretary and General Counsel
                          J. C. PENNEY COMPANY, INC.
                               6501 Legacy Drive
                           Plano, Texas  75024-0005
                                (972) 431-1201
               (Name, address, and telephone number, including
                       area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                     Proposed
                                                     Maximum
                                       Amount        offering             Proposed maximum       Amount of
 Title of securities                   To be         price per share(1)   aggregate offering     registration
 to be registered                      Registered                         price(1)               fee
------------------------------------------------------------------------------------------------------------------
 Common Stock of 50c par value
 ("JCPenney Common Stock") of
 J. C. Penney Company, Inc.
 ("Company" or "Registrant"),
 including the associated rights to
 purchase shares of the Company's
 Series A Junior Participating
 Preferred Stock, without par value    16,000,000    $ 20.10              $ 321,600,000          $ 80,400
 ("Rights")(2)
                                       shares(3)
==================================================================================================================

(1) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) and based on the average of the high and low sales prices of JCPenney Common Stock as reported in the New York Stock Exchange Composite Transactions for May 15, 2001.

(2) The Rights are evidenced by the certificates for shares of JCPenney Common Stock and automatically trade with such JCPenney Common Stock. The Rights are currently attached to and transferable only with shares of JCPenney Common Stock registered hereby. Value attributable to such Rights, if any, is reflected in the market price of the JCPenney Common Stock.

(3) Number of shares which may be issued by Registrant pursuant to stock options available for future grant under the Company's 2001 Equity Compensation Plan ("Plan"). The Company's Plan provides that the number of shares available under the Plan will be equitably adjusted in the event of a stock dividend, stock split, recapitalization or similar event. Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares of JCPenney Common Stock stated above, an indeterminate number of shares which by reason of such event may become available under the PlanS-8
     - 2001 Equity Compensation Plan

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

   (1) The Company's Annual Report on Form 10-K for the 52 weeks ended January 27, 2001.

   (2) The Annual Report on Form 10-K of J. C. Penney Funding Corporation ("Funding") for the 52 weeks ended January 27, 2001.

   (3) All documents subsequently filed by the Company and Funding pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     The descriptions set forth below of the JCPenney Common Stock, the preferred stock, without par value, of the Company ("JCPenney Preferred Stock"), and the Rights constitute brief summaries of certain provisions of the Company's Restated Certificate of Incorporation, as amended, the Company's Bylaws, and the Rights Agreement between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services L.L.C.), as Rights Agent, dated effective as of March 26, 1999 (the "JCPenney Rights Agreement"), and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

JCPenney Common Stock

     Holders of JCPenney Common Stock are entitled to one vote per share with respect to each matter submitted to a vote of the stockholders of the Company, including the election of directors, subject to voting rights that may be established for shares of JCPenney Preferred Stock. Shares of JCPenney Common Stock vote as a class together with the shares of Series A Preferred Stock (as hereinafter described), if any such shares of Series A Preferred Stock are issued, and the shares of Series B Preferred Stock (as hereinafter described). The Board of Directors of JCPenney is divided into three classes to be as nearly equal in number as possible. One third of the directors are elected every year and serve three-year terms. Holders of JCPenney Common Stock do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. JCPenney Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

     Subject to the prior rights of any outstanding shares of JCPenney Preferred Stock, holders of JCPenney Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of JCPenney. Upon any voluntary or involuntary liquidation, dissolution or winding up of JCPenney, holders of JCPenney Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of JCPenney Preferred Stock are entitled.


JCPenney Preferred Stock

     The Company's Restated Certificate of Incorporation, as amended, authorizes 25,000,000 shares of JCPenney Preferred Stock. The Company's Board of Directors has designated 1,600,000 shares of JCPenney Preferred Stock as Series A Junior Participating Preferred Stock ("Series A Preferred Stock") and has authorized such shares for issuance pursuant to the exercise of the Rights. As of May 30, 2001, no shares of Series A Preferred Stock have been issued. In addition, 1,400,000 shares of JCPenney Preferred Stock have been designated Series B ESOP Convertible Preferred Stock ("Series B Preferred Stock"). As of April 30, 2001, 647,017.40 shares of Series B Preferred Stock were issued and outstanding.

Rights; Series A Preferred Stock

     On March 10, 1999, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right for each outstanding share of JCPenney Common Stock held by stockholders of record on March 26, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one -thousandth (1/1,000) of a share of Series A Preferred Stock at a price of $140 per one one-thousandth (1/1,000) of a share (the "Exercise Price"). The description and terms of the Rights are set forth in the JCPenney Rights Agreement.

     The Rights, unless earlier redeemed by the Board of Directors, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following the first date (the "Stock Acquisition Date") on which there is a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company (an "Acquiring Person") or such earlier or later date (not beyond the thirtieth day after the Stock Acquisition Date) as the Board of Directors may determine or (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights will not be exercisable, will not be represented by a separate certificate, and will not be transferable apart from the JCPenney Common Stock, but will instead be evidenced, (i) with respect to any of the shares of JCPenney Common Stock held in uncertificated book-entry form (a "Book-Entry") outstanding as of the Record Date, by such Book-Entry and (ii) with respect to the shares of JCPenney Common Stock evidenced by JCPenney Common Stock certificates outstanding as of the Record Date, by such JCPenney Common Stock certificate, together with a copy of the Summary of Rights. An Acquiring Person does not include (A) the Company, (B) any subsidiary of the Company, (C) any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or any trust or other entity organized, appointed, established or holding JCPenney Common Stock for or pursuant to the terms of any such plan or
(D) any person or group whose ownership of 15% or more of the shares of voting stock of the Company then outstanding results solely from (i) any action or transaction or transactions approved by the Board of Directors before such person or group became an Acquiring Person or (ii) a reduction in the number of outstanding shares of voting stock of the Company pursuant to a transaction or transactions approved by the Board of Directors (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% or more of the Company's voting stock then outstanding unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii). For purposes of the foregoing, outstanding voting stock of the Company includes voting stock that trades on a "when issued" basis on a national securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ").

     Until the Distribution Date (or earlier redemption or expiration of the Rights), JCPenney Common Stock certificates issued after March 26, 1999 will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), transfer on the Company's Direct Registration System of any JCPenney Common Stock represented by a Book-Entry or a certificate outstanding as of March 26, 1999, and, in each case, with or without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the JCPenney Common Stock represented by such Book-Entry or certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the JCPenney Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date.

     The Rights are not exercisable until the Distribution Date. Unless earlier redeemed by the Company as described below, the Rights will expire at the close of business on March 26, 2009 (the "Expiration Date") (or, if the Distribution Date shall have occurred before March 26, 2009, at the close of business on the 90th day following the Distribution Date).

     The Series A Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock (i) subordinate to any other series of the Company's preferred stock and
(ii) senior to the JCPenney Common Stock. The Series A Preferred Stock may not be issued except upon exercise of Rights. Each share of Series A Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to (i) 1,000 times the cash dividends declared on the JCPenney Common Stock, and (ii) a preferential cash dividend, if any, in preference to holders of JCPenney Common Stock in an amount equal to $50.00 per share of Series A Preferred Stock less the per share amount of all cash dividends declared on the Series A Preferred Stock pursuant to clause (i) since the immediately preceding quarterly dividend payment date. In addition, Series A Preferred Stock is entitled to 1,000 times any noncash dividends (other than dividends payable in equity securities) declared on the JCPenney Common Stock, in like kind. In the event of the liquidation of the Company, the holders of Series A Preferred Stock will be entitled to receive, for each share of Series A Preferred Stock, a payment in an amount equal to the greater of $1.00 per one one-thousandth of a share plus accrued and unpaid dividends and distributions thereon or 1,000 times the payment made per share of JCPenney Common Stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the JCPenney Common Stock. In the event of any merger, consolidation or other transaction in which JCPenney Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of JCPenney Common Stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. If the dividends accrued on the Series A Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or irrevocably set aside for payment, the holders of record of the Preferred Stock of the Company of all series (including the Series A Preferred Stock) will have the right to elect two members to the Company's Board of Directors.

     The number of shares of Series A Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the JCPenney Common Stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of JCPenney Common Stock.

     Unless the Rights are earlier redeemed, in the event that, after the time that a Person becomes an Acquiring Person, the Company were to be acquired in a merger or other business combination (in which any shares of JCPenney Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record, other than the Acquiring Person, of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price.

     In addition, unless the Rights are earlier redeemed, in the event that a person or group becomes an Acquiring Person, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of one one-thousandths of a share of Series A Preferred Stock having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the JCPenney Common Stock as provided in the Rights Agreement).

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding voting stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of JCPenney Common Stock per Right (subject to adjustment).

     Fractions of shares of Series A Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-thousandth of a share.

     At any time on or prior to the close of business on the earlier of (i) the tenth day after the Stock Acquisition Date (or such later date as a majority of the Board of Directors may determine) or (ii) the Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.005 per Right (the "Redemption Price"). Immediately upon the effective time of the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For as long as the Rights are then redeemable, the Company may amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

     A committee of the Company's Directors who are neither officers, employees nor affiliates of the Company will review the Rights Plan at least every three years and, if a majority of these Directors deems it appropriate, may recommend a modification or termination of the Rights Plan.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     As long as the Rights are attached to the JCPenney Common Stock, the Company will issue one Right with each new share of JCPenney Common Stock so that all such shares will have Rights attached. The Company's Board of Directors has reserved for issuance upon exercise of the Rights 1,600,000 shares of Series A Preferred Stock.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors since the Rights may be redeemed by the Company at $0.005 per Right at any time until the close of business on the tenth day (unless extended) after a person or group has obtained beneficial ownership of 15% or more of the JCPenney Common Stock.

Series B Preferred Stock

     Restrictions on Transfer. Pursuant to the Certificate of Designations respecting the Series B Preferred Stock, shares of Series B Preferred Stock may be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of the Company ("Plan Trustee"). In the event of any transfer of shares of Series B Preferred Stock to other than such Plan Trustee, the shares of Series B Preferred Stock so transferred, upon such transfer and without any further action by the Company or the holder, will be automatically converted into shares of JCPenney Common Stock on the terms provided for such conversion (described below) and no transferee will have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of Series B Preferred Stock but, rather, only the rights and powers pertaining to the JCPenney Common Stock (described above) into which such shares of Series B Preferred Stock are so converted.

     Liquidation Rights; Dividends. Shares of Series B Preferred Stock have a liquidation preference of $600 per share (plus accumulated and unpaid dividends) and pay cumulative dividends semi-annually in an amount per share equal to $47.40 per share per annum. So long as shares of Series B Preferred Stock remain outstanding, no dividend may be declared or paid or set apart for payment on any other series of stock of the Company ranking on a parity with the Series B Preferred Stock as to dividends unless like dividends have been declared and paid or set apart for payment on shares of Series B Preferred Stock. Moreover, except with respect to (i) dividends payable solely in shares of stock of the Company ranking, as to dividends or as to distributions upon the liquidation, dissolution or winding-up of the Company ("Liquidation Distributions"), junior to the Series B Preferred Stock or (ii) the acquisition of any shares of stock of the Company ranking, as to dividends or as to Liquidation Distributions, junior to the Series B Preferred Stock either (a) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any of its subsidiaries or (b) in exchange solely for shares of stock of the Company ranking junior to the Series B Preferred Stock, in the event that full cumulative dividends on the shares of Series B Preferred Stock have not been declared and paid or set apart for payment when due, the Company is prohibited from declaring or paying or setting apart for payment any dividends or making any distributions in respect of, or, making any payments on account of, the purchase, redemption or other retirement of any other class of stock or series thereof of the Company ranking, as to dividends or as to Liquidation Distributions, junior to the Series B Preferred Stock, until full cumulative dividends on the shares of Series B Preferred Stock shall have been paid or declared and provided for.

     Redemption. Generally, shares of Series B Preferred Stock may be redeemed, in whole or in part, at the option of the Company at an redemption price (payable in cash or securities or a combination thereof) equal to $600 per share; plus, in each case, an amount equal to all dividends accumulated and unpaid on such share to the date fixed for redemption. In addition, upon the occurrence of certain events, the Company may elect to redeem shares of Series B Preferred Stock at a redemption price of $600 per share plus an amount equal to all dividends accumulated and unpaid on such shares to the date fixed for redemption.

     However, under certain circumstances a holder of shares of Series B Preferred Stock (for example, a Plan Trustee) may, upon not less than five days written notice, elect to require the Company to redeem such shares at a redemption price of $600 per share plus an amount equal to all dividends accumulated and unpaid on such shares to the date fixed for redemption.

     Conversion Rights. Shares of Series B Preferred Stock are, at any time prior to the close of business on the date fixed for redemption of such shares, convertible into shares of JCPenney Common Stock, at a conversion rate of 20 shares of JCPenney Common Stock for each share of Series B Preferred Stock, subject to anti-dilution adjustment under certain circumstances. Whenever the Company issues shares of JCPenney Common Stock upon conversion of shares of Series B Preferred Stock, the Company will issue together with each share of JCPenney Common Stock an associated Right under the JCPenney Rights Agreement.

     Voting Rights. Holders of the Series B Preferred Stock are entitled to vote upon all matters submitted to a vote of the holders of JCPenney Common Stock voting together with the holders of JCPenney Common Stock as a single class. Each share of Series B Preferred Stock carries the number of votes equal to the number of shares of JCPenney Common Stock into which such share of Series B Preferred Stock could be converted on the record date for determining the stockholder entitled to vote, rounded to the nearest one-tenth of a vote. Holders of shares of Series B Preferred Stock enjoy no special voting rights and their consent is not specially required for the taking of any corporate action; provided, however, that the vote of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, voting separately as a series, is necessary before certain actions may be taken which would adversely affect the rights of the Series B Preferred Stock.

     Additional Rights. Holders of shares of Series B Preferred Stock have certain additional rights in the event the Company should (i) consummate a merger, consolidation or similar transaction ("Extraordinary Transaction") pursuant to which the outstanding shares of JCPenney Common Stock are, by operation of law, exchanged solely for, or changed, reclassified or converted solely into, stock of any successor or resulting company (including the Company), which stock constitutes "employer securities" with respect to a holder of Series B Preferred Stock (within the meaning of Section 409(1) of the Internal Revenue Code of 1986, as amended, or any successor provisions of law) and "qualifying employer securities" with respect to a holder of Series B Preferred Stock (within the meaning of Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any successor provisions of law), (ii) consummate an Extraordinary Transaction pursuant to which the outstanding shares of JCPenney Common Stock are, by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, or (iii) enter into any agreement providing for any Extraordinary Transaction pursuant to which the outstanding shares of JCPenney Common Stock would, upon consummation thereof, be, by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, other than any such consideration constituted solely of qualifying employer securities and cash payments in lieu of fractional shares, as the case may be.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the shares of JCPenney Common Stock being registered hereby has been passed upon by C. R. Lotter, Esq., Executive Vice President, Secretary and General Counsel of the Company. As of April 30, 2001, Mr. Lotter owned 40,204 shares of JCPenney Common Stock and JCPenney Common Stock voting equivalents of the Company, including shares credited to his accounts under the Company's Savings, Profit-Sharing and Stock Ownership Plan. As of April 30, 2001, Mr. Lotter had outstanding options to purchase 196,000 shares of JCPenney Common Stock.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware permits indemnification of the directors and officers of the Company involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of the Company, for any expenses, including attorneys' fees, and (except in the case of suits by or in the right of the Company) any liabilities which they may have incurred in consequence of such action, suit or proceeding under the conditions stated in said Section.

     Article X of the Company's Bylaws provides, in substance, for indemnification by the Company of its directors and officers in accordance with the provisions of the General Corporation Law of Delaware. The Company has entered into indemnification agreements with its current directors and certain of its current officers which generally provide for indemnification by the Company except as prohibited by applicable law. To provide some assurance of payment to the indemnitees of amounts to which they may become entitled pursuant to the aforesaid agreements, the Company has funded a trust.

     In addition, the Company has purchased insurance coverage under policies which insure the Company for amounts which the Company is required or permitted to pay as indemnification of directors and certain officers of the Company and its subsidiaries, and which insure directors and certain officers of the Company and its subsidiaries against certain liabilities which might be incurred by them in such capacities and for which they are not entitled to indemnification by the Company.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number                          Description of Document
------                          -----------------------

4.1 Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit (3)(i) to the Company's Annual Report on Form 10-K for the 52-week period ended January 30, 1999).

4.2 Bylaws of the Company, as amended to February 14, 2001 (incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the 52-week period ended January 27, 2001*).

4.3 Indenture, dated as of October 1, 1982, between the Company and U.S. Bank Trust National Association (formerly First Trust of California, National Association) (as Successor Trustee to Bank of America National Trust and Savings Association)(incorporated by reference to
          Exhibit 4(a) to the Company's Annual Report on Form 10-K for the 52 week period ended January 29, 1994*).

4.4 First Supplemental Indenture, dated as of March 15, 1983, between the Company and U.S. Bank Trust National Association (formerly First Trust of California, National Association) (as Successor Trustee to Bank of America National Trust and Savings Association) (incorporated by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the 52 week period ended January 29, 1994*).

4.5 Second Supplemental Indenture, dated as of May 1, 1984, between the Company and U.S. Bank Trust National Association (formerly First Trust of California, National Association) (as Successor Trustee to Bank of America National Trust and Savings Association) (incorporated by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the 52 week period ended January 29, 1994*).

4.6 Third Supplemental Indenture, dated as of March 7, 1986, between the Company and U.S. Bank Trust National Association (formerly First Trust of California, National Association) (as Successor Trustee to Bank of America National Trust and Savings Association) (incorporated by reference to Exhibit 4(d) to the

          Company's Registration Statement on Form S-3, Commission File No. 33-
          3882).

4.7 Fourth Supplemental Indenture, dated as of June 7, 1991, between the Company and U.S. Bank Trust National Association (formerly First Trust of California, National Association) (as Successor Trustee to Bank of America National Trust and Savings Association) (incorporated by reference to Exhibit 4(e) to the Company's Registration Statement on Form S-3, Commission File No. 33-41186).

4.8 Indenture, dated as of April 1, 1994, between the Company and U.S. Bank Trust National Association (formerly First Trust of California, National Association) (as Successor Trustee to Bank of America National Trust and Savings Association) (incorporated by reference to
          Exhibit 4(a) to the Company's Registration Statement on Form S-3, Commission File No. 33-53275).

4.9 Rights Agreement, dated as of March 26, 1999, between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated March 10, 1999*).

5.1 Opinion of C. R. Lotter regarding legality of securities being registered.

23.1      Consent of KPMG LLP.

23.2      Consent of C. R. Lotter included in Exhibit 5.1.

24.1      Power of Attorney.

-----------------------------
* Commission File No. 1-777

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933,
     --------------
the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 18 day of May, 2001.



                                        J. C. PENNEY COMPANY, INC.



                                        By:  /s/ R. B. Cavanaugh
                                           ---------------------------
                                             R. B. Cavanaugh
                                             Executive Vice President
                                             and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  Signatures            Title                              Date
  ----------            -----                              ----


A. I. Questrom*        Chairman of the Board             May 18, 2001
---------------        and Chief Executive Officer
A. I. Questrom         (principal executive
                       officer); Director




/s/ R. B. Cavanaugh    Executive Vice President          May 18, 2001
-------------------    and Chief Financial Officer
R. B. Cavanaugh        (principal financial officer)

W. J. Alcorn*          Vice President and                May 18, 2001
-------------------    Controller (principal
W. J. Alcorn           accounting officer)



M. A. Burns*           Director                          May 18, 2001
-------------------
M. A. Burns


T. J. Engibous*        Director                          May 18, 2001
-------------------
T. J. Engibous


K. B. Foster*          Director                          May 18, 2001
-------------------
K. B. Foster


V. E. Jordan, Jr.*     Director                          May 18, 2001
-------------------
V. E. Jordan, Jr.


J. C. Pfeiffer*        Director                          May 18, 2001
-------------------
J. C. Pfeiffer


A. W. Richards*        Director                          May 18, 2001
-------------------
A. W. Richards


C. S. Sanford, Jr.*    Director                          May 18, 2001
-------------------
C. S. Sanford, Jr.


R. G. Turner*          Director                          May 18, 2001
-------------------
R. G. Turner



     * By: /s/ R. B. Cavanaugh
          --------------------
          R. B. Cavanaugh
          Attorney-in-fact